This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-169375

SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2010

Preliminary Prospectus Supplement
(To Prospectus dated September 15, 2010)

Harsco Corporation

$
     % Senior Notes due
Interest payable           and

Issue price:

We are offering $          % Senior Notes due     . We will pay interest on the notes on           and           of each year, or the first business day thereafter if           or           is not a business day, commencing on          , 2011. We may redeem some or all of the notes at any time and from time to time at the redemption price described herein.

We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in this prospectus supplement in “Description of the Notes — Change of Control Offer.”

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

See “Risk Factors” on page S-4 of this prospectus supplement and “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, to read about certain risks you should consider before investing in the notes.

Underwriting
	Price to	Discounts and
	Public(1)	Commissions	Proceeds to Harsco

Per note	%	%		%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form only will be made through the offices of The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about          , 2010.

Joint Book-Running Managers

Citi	RBS

          , 2010

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “our” or “Harsco” or other similar terms mean Harsco Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus supplement to the term the “Company” mean Harsco Corporation and any successors thereto.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The nature of our business and the many countries in which we operate subject us to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. Some of the statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about our management confidence and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, earnings and Economic Value Added (EVA®). These statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe” or other comparable terms.

Factors that could cause results to differ include, but are not limited to: changes in the worldwide business environment in which we operate, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of stock and bond markets that could affect, among other things, the valuation of the assets in our pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; unforeseen business disruptions in one or more of the many countries in which we operate due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of our business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the integration of our strategic acquisitions; the amount and timing of repurchases of our common stock, if any; the ongoing global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of our customers, including the ability of customers (especially those that

S-ii

may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; our ability to successfully implement cost-reduction initiatives; and other risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2009 and other filings we may make from time to time with the SEC. See “Risk Factors” on page S-4. We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no duty to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved.

S-iii

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of the Notes.”

THE COMPANY

The Company was incorporated as a Delaware corporation in 1956. Our executive offices are located at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011. Our main telephone number is (717) 763-7064, and our Internet website address is www.harsco.com. Information contained on or accessible through our website is not part of this prospectus supplement, and the reference to our website does not constitute incorporation by reference into this prospectus supplement of the information contained at that site.

Our operations fall into three reportable segments: Harsco Infrastructure, Harsco Metals and Harsco Rail (formerly included as a part of the “All Other Category”), plus an “All Other Category” labeled Harsco Minerals & Harsco Industrial. For the year ended December 31, 2009, the Harsco Infrastructure, the Harsco Metals, the Harsco Rail and the All Other Category — Harsco Minerals & Harsco Industrial contributed revenues of approximately $1,159.2 million, $1,084.8 million, $306.0 million and $440.3 million, respectively, or approximately 39%, 36%, 10% and 15% of our total revenues, respectively.

Harsco Infrastructure Segment

The Harsco Infrastructure Segment is one of the world’s most complete global organizations for engineered rental scaffolding, shoring, concrete forming and other access-related solutions. The segment operates from a network of branches throughout the world, including North America, Europe, the Gulf Region of the Middle East, Africa, Asia-Pacific and Latin America. Major services include the rental of concrete shoring and forming systems; scaffolding for non-residential and infrastructure construction projects and industrial maintenance requirements; as well as a variety of other infrastructure services including project engineering and equipment erection and dismantling and, to a lesser extent, equipment sales. Our infrastructure services are provided through branch locations in approximately 40 countries plus export sales worldwide.

Harsco Metals Segment

The Harsco Metals Segment is one of the world’s largest providers of on-site, outsourced services to the global metals industries. Harsco Metals provides its services and solutions on a long-term contract basis, supporting each stage of the metal-making process from initial raw material handling to post-production by-product processing and on-site recycling, including providing environmental services for the processing of residual by-products. Working as a specialized, value-added services provider, Harsco Metals rarely takes ownership of its customers’ raw materials or finished products.

Harsco Rail Segment

The Harsco Rail Segment is a global provider of equipment and services to maintain, repair and construct railway track. Our railway track maintenance services, solutions and specialized track maintenance equipment support private and government-owned railroads and urban transit system worldwide. Our rail products are produced in three countries and products and services are provided worldwide.

All Other Category — Harsco Minerals & Harsco Industrial

The All Other Category includes the Harsco Minerals, Harsco Industrial IKG, Harsco Industrial Air-X-Changers and Harsco Industrial Patterson-Kelley business units. Approximately 86% of this category’s revenues originate in the United States.

Harsco Minerals is a multinational company that extracts high-value metallic content for production re-use on behalf of leading steelmakers and also specializes in the development of minerals technologies for commercial applications, including agriculture fertilizers. It also produces industrial abrasives and roofing granules from power-plant utility coal slag at a number of locations throughout the United States. Our BLACK BEAUTY® abrasives are used for industrial surface preparation, such as rust removal and cleaning of bridges, ship hulls and various structures. Roofing granules are sold to residential roofing shingle manufacturers, primarily for the replacement roofing market. This business unit is the United States’ largest producer of slag abrasives and third-largest producer of residential roofing granules.

Harsco Industrial IKG manufactures a varied line of industrial grating products at several plants in North America. These products include a full range of bar grating configurations, which are used mainly in industrial flooring, as well as safety and security applications in the power, paper, chemical, refining and processing industries.

Harsco Industrial Air-X-Changers is a leading supplier of custom-designed and manufactured air-cooled heat exchangers for the natural gas industry. Our heat exchangers are the primary apparatus used to condition natural gas during recovery, compression and transportation from underground reserves through the major pipeline distribution channels.

Harsco Industrial Patterson-Kelley is a leading manufacturer of heat transfer products such as boilers and water heaters for commercial and institutional applications.

The Offering

Issuer	Harsco Corporation

Securities Offered	$ aggregate principal amount of notes.

Maturity	The notes will mature on , .

Interest Payment Dates	and of each year, or the first business day thereafter if or is not a business day, commencing on , 2011.

Interest Rate	The notes will bear interest at % per year.

Further Issuances	The Company may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise, provided, however, that for U.S. federal income tax purposes, such further notes are issued in a “qualified reopening” or with no more than a de minimis amount of original issue discount.

Optional Redemption	The Company may redeem the notes, in whole or in part, at any time and from time to time at the redemption prices described herein under the caption “Description of the Notes — Optional Redemption.”

Change of Control Offer	If the Company experiences a change of control triggering event, we may be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Notes — Change of Control Offer.”

Certain Covenants	The indenture governing the notes will contain certain restrictions, including a limitation that restricts the Company’s ability and the ability of certain of its subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Notes — Certain Covenants.”

Ranking	The notes will be the Company’s senior unsecured obligations and will rank equally with all the Company’s other senior unsecured indebtedness, including all other unsubordinated debt securities issued by the Company, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by the Company in an unlimited amount. See “Description of the Notes.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the Notes — Book-Entry Procedures.”

Same Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	The Company expects to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $ from this offering. The Company intends to use the net proceeds to repay debt, including borrowings under its U.S. and euro commercial paper programs and its 7.25% British pound sterling-denominated notes and for other general corporate purposes. See “Use of Proceeds.”

No Listing of the Notes	The Company does not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York, United States of America.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, National Association

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement.

The notes are subject to prior claims of any secured creditors and the creditors of the Company’s subsidiaries, and if a default occurs the Company may not have sufficient funds to fulfill its obligations under the notes.

The notes are the Company’s unsecured general obligations, ranking equally with the Company’s other senior unsecured indebtedness but below any secured indebtedness of the Company or of its subsidiaries. The indenture governing the notes permits the Company and its subsidiaries to incur secured debt under specified circumstances. If the Company incurs any secured debt, the Company’s assets and the assets of its subsidiaries will be subject to prior claims by the Company’s secured creditors. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in the Company’s remaining assets ratably with all of the Company’s unsecured and unsubordinated creditors, including the Company’s trade creditors.

The notes will be effectively subordinated to all indebtedness and other liabilities of the Company’s subsidiaries. The Company’s ability to make payments on the notes is dependent, in part, on the earnings of and the distribution of funds to the Company from its subsidiaries. The indenture governing the notes permits the Company’s subsidiaries to incur additional debt and other liabilities that may restrict or prohibit distributions of funds from the Company’s subsidiaries to the Company. The Company cannot assure you that the agreements governing the current and future debt of its subsidiaries will permit the Company’s subsidiaries to provide the Company with sufficient funds to make payments on the notes when due. Similarly, the indenture governing the notes generally does not restrict the Company’s ability to transfer assets to its subsidiaries, which assets may, under some circumstances, be pledged as collateral by the Company’s subsidiaries without equally and ratably securing the notes. Holders of such secured debt may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of the Company’s subsidiaries, holders of that subsidiary’s debt and its trade creditors will generally be entitled to payment of claims from the assets of that subsidiary before any assets are or could be made available for distribution to the Company.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon the Company’s insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture does not limit the amount of indebtedness that we may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the Notes — Change of Control Offer” in this prospectus supplement, such indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

Our existing and future indebtedness may limit our available cash flow, which could have a negative impact on our business, financial condition or results of operations and could prevent the Company from fulfilling its obligations under the notes.

After giving effect to this notes offering and the repayment of debt, including borrowings under the Company’s U.S. and euro commercial paper programs and its 7.25% British pound sterling-denominated notes, our total pro forma indebtedness at June 30, 2010 would have been approximately $      million and our ratio of earnings to fixed charges for the six months ended June 30, 2010 would have been approximately     :1.

Additionally, we have the ability under our existing credit facilities to incur substantial additional indebtedness in the future. Our level of existing and future indebtedness could have a negative impact on our business, financial condition or results of operations, which could, in turn, prevent us from fulfilling our obligations under the notes. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

Restrictions imposed by our credit facilities and currently outstanding notes may limit our ability to obtain additional financing or to pursue business opportunities.

Our credit facilities and certain notes payable agreements contain a covenant stipulating a maximum debt to capital ratio of 60%. One credit facility also contains a covenant requiring a minimum net worth of $475 million. In addition, another credit facility limits the proportion of subsidiary consolidated indebtedness to a maximum of 10% of consolidated tangible assets. These covenants limit the amount of debt we may incur, which could limit our ability to obtain additional financing or pursue business opportunities. In addition, our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under these credit facilities. In the event of any default under these credit facilities, the lenders under those facilities could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable. At June 30, 2010, we were in compliance with these covenants with a debt to capital ratio of 40.0%, a net worth of $1.4 billion and less than 1% of consolidated subsidiary indebtedness to consolidated tangible assets. We had $0.9 billion in outstanding indebtedness containing these covenants at June 30, 2010.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. Changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us. Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market making at any time without notice.

The Company may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of notes will have the right to require the Company to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The terms of our existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit the Company’s ability to fund the repurchase of the notes in certain circumstances. If the Company experiences a change of control triggering event, there can be no assurance that the Company would have sufficient financial resources available to satisfy its obligations to repurchase the notes. The Company’s failure to repurchase the notes as required under the supplemental indenture governing the notes would result in a default under the supplemental indenture, which could have material adverse consequences for the Company and the holders of the notes. In addition, the change of control offer provisions of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. See “Description of the Notes — Change of Control Offer.”

USE OF PROCEEDS

The Company expects to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $      million from this offering. The Company intends to use the net proceeds, in addition to cash on hand, to repay debt, including borrowings under its U.S. and euro commercial paper programs and its 7.25% British pound sterling-denominated notes and for other general corporate purposes.

At September 10, 2010, the total amount outstanding under the Company’s U.S. commercial paper program was $30.8 million with a weighted average maturity of approximately three days and a weighted average interest rate of 0.40%. At September 10, 2010, there were no outstanding borrowings under the Company’s euro commercial paper program. Also at September 10, 2010, the Company had outstanding £200.0 million (approximately $307.1 million at September 10, 2010) of its 7.25% British pound sterling-denominated notes, which mature on October 27, 2010.

Certain of the underwriters or their affiliates are dealers and/or participants under the Company’s commercial paper programs and may receive a portion of the net proceeds of this offering as a result of their ownership of a portion of the Company’s commercial paper. See “Underwriting.”

CAPITALIZATION

The following table sets forth:

•	our unaudited consolidated capitalization (including short-term debt) as of June 30, 2010; and

•	our pro forma as adjusted capitalization as of June 30, 2010, as adjusted to give effect to the offering of the notes and the application of the net proceeds thereof as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our quarterly report on Form 10-Q for the six months ended June 30, 2010 filed with the SEC on August 5, 2010, which is incorporated by reference in this prospectus as well as the other financial information incorporated by reference in this prospectus.

	As of June 30, 2010
		Pro Forma
	Actual	as Adjusted
	(In millions of
	U.S. dollars)

Short-term debt:
Short-term borrowings	$61	$
Current maturities of long-term debt	56

Total short-term debt	117

Long-term debt:
Notes offered hereby	—
Other long-term debt	853

Total long-term debt	853

Stockholders’ equity:
Preferred stock, Series A junior participating cumulative preferred stock	—
Common stock, par value $1.25	139
Additional paid-in capital	141
Accumulated other comprehensive loss	(265)
Retained earnings	2,138
Treasury stock	(737)

Total stockholders’ equity	1,416
Noncontrolling interests	35

Total equity	1,451

Total capitalization	$2,421	$

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements, and to the extent inconsistent, replaces the description in the accompanying prospectus of the general terms and provisions of the debt securities to which description reference is hereby made. References to “we,” “our,” “us” and the “Company” in the following description refer to Harsco Corporation (and any successor thereto). Capitalized terms defined in the accompanying prospectus and not defined herein are used herein as therein defined.

General

The aggregate principal amount of the notes is $     . The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on          ,     . The notes will bear interest at the rate of     % per annum from          , 2010.

Interest on the notes will be payable semi-annually in arrears on          and           of each year, or the first business day thereafter if           or           is not a business day, beginning on          , 2011 to the persons in whose names the respective notes are registered at the close of business on the           and          preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next business day, but without any additional interest or other amount. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The notes will be the Company’s direct, unsecured and unsubordinated obligations and will rank equally and ratably with all of its other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to all of the Company’s current and future secured debt.

The notes will not be subject to any sinking fund.

The notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “— Book-Entry Procedures” in this prospectus supplement. The notes will be issued in U.S. dollars and only in minimum denominations of $2,000, and integral multiples of $1,000 in excess of $2,000.

The notes will constitute a series of debt securities to be issued under a base indenture between the Company and Wells Fargo Bank, National Association, as trustee, the terms of which are described in the accompanying prospectus, as supplemented by a supplemental indenture, the terms of which are described in this prospectus supplement.

Further Issuances

The Company may from time to time, without notice to or consent of the holders of the respective notes, create and issue additional notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). The additional notes may be consolidated and form a single series with the notes of such series and will have the same terms as to status, redemption or otherwise as the notes, provided, however, that for U.S. federal income tax purposes, such further notes are issued in a “qualified reopening” or with no more than a de minimis amount of original issue discount.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of the Depositary Trust Company, or DTC, until maturity or until the Company issues the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Ranking

The notes will be the Company’s senior unsecured obligations and will rank equally with all its other senior unsecured indebtedness, including any other debt securities issued under the indenture, from time to time outstanding.

Optional Redemption

The notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus      basis points, plus accrued interest thereon to the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method that the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

For purposes of the optional redemption provisions of the notes, the following terms will be applicable:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such Quotations, or (iii) if only one Reference Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc. and RBS Securities Inc. and their successors, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer and (ii) any other Primary Treasury Dealers appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Change of Control Offer

If a change of control triggering event occurs, unless the Company has exercised its option to redeem the notes as described above, the Company will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In a change of control offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase (a “change of control payment”). Within 30 days following any change of control triggering event or, at the Company’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date specified in the notice.

On each change of control payment date, the Company will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered pursuant to the applicable change of control offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

The Company will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and its subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of its subsidiaries; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (iii) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (iv) the first day on which a majority of the members of the Company’s Board of Directors are not continuing directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the Company’s assets and the assets of its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of the Company’s and its subsidiaries’ assets, taken as a whole, to any person or group or persons may be uncertain.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of the Company’s Board of Directors who (i) was a member of such Board of Directors on the date the notes were issued or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch, Inc. and its successors.

“Investment grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating agencies” means (i) each of Fitch, Moody’s and S&P; and (ii) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means a decrease in the ratings of the notes below investment grade by at least two of the three rating agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a change of control until the end of the 60-day period following the consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The Company has agreed to three principal limitations on its activities. The restrictive covenants summarized below will apply to the notes as long as any of the notes are outstanding, unless waived or amended with the indenture. See “Description of Debt Securities — Modification and Waiver” in the accompanying prospectus.

Limitations on Liens

The Company and its restricted subsidiaries cannot create, incur, assume or guarantee any secured debt without in any such case effectively providing concurrently with the creation, incurrence, assumption or guarantee of such debt that the lien created thereby secures the notes equally and ratably with (or, at the Company’s option, prior to) such debt. The foregoing restriction will not apply to debt that is secured by:

•	purchase money security interests (including those incurred in connection with future construction) and security interests in property acquired by the Company or a restricted subsidiary existing at the time such property is acquired;

•	security interests existing on the property, shares or indebtedness of a corporation at the time it becomes a restricted subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation’s becoming a restricted subsidiary;

•	any security interest on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a restricted subsidiary or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such corporation’s being merged or consolidated with the Company or a restricted subsidiary;

•	mechanics’ and other statutory liens arising in the ordinary course of business;

•	liens for taxes not yet due and for contested taxes against which adequate reserves have been established, and judgment liens if the judgment is being contested and so long as execution thereof is stayed;

•	leases and certain landlords’ liens;

•	certain governmental liens arising in connection with contracts or other transactions, including security interests arising in connection with the financing of principal property, or in connection with any governmental regulation, privilege or license; and

•	any extension, renewal or replacement of any of the above.

However, the Company and its restricted subsidiaries may issue, assume or guarantee secured debt not otherwise permitted without equally and ratably securing the notes if the sum of (a) the amount of such secured debt plus (b) the aggregate value of sale and leaseback transactions (subject to certain exceptions) described below, does not exceed 10% of the Company’s consolidated net tangible assets.

Limitations on Sale and Leaseback Transactions

The Company and its restricted subsidiaries are prohibited from engaging in any sale and leaseback transaction with respect to any of the Company’s principal property, unless:

•	the Company or a restricted subsidiary would be entitled to incur, without the benefit of the exceptions referred to in the first paragraph under “— Limitations on Liens” above, secured debt equal to the amount realized upon the sale or transfer involved in such transaction without equally and ratably securing the notes; or

•	an amount equal to the value of the property leased is applied to: (i) the purchase or construction of properties, facilities or equipment used for operating purposes; or (ii) the retirement of the Company’s funded debt, or the funded debt of any of its restricted subsidiaries, other than funded debt owed to the Company or a restricted subsidiary; provided, however, that the amount to be applied to the retirement of the Company’s funded debt shall be reduced by the sum of: (a) the principal amount of any notes delivered within 120 days after such sale or transfer to the trustee for retirement and cancellation; and (b) the principal amount of funded debt, other than notes, voluntarily retired by the Company within 120 days after such sale or transfer.

No retirement referred to above may be effected by payment at maturity.

Limitations on Transfer of a Principal Property to an Unrestricted Subsidiary

The Company and its restricted subsidiaries cannot transfer any principal property to an unrestricted subsidiary unless, within 120 days of the transfer, the Company applies an amount equal to the fair value of the principal property to: (i) the retirement of funded debt of the Company or any of its restricted subsidiaries other than funded debt owed to the Company or a restricted subsidiary; and/or (ii) the purchase or construction of properties, facilities or equipment used for operating purposes as described in the second alternative under “— Limitations on Sales and Leaseback Transactions” above.

For purposes of the covenants described above, the following terms will be applicable:

“consolidated net tangible assets” means the aggregate amount of assets of the Company and its consolidated subsidiaries (less applicable reserves and other properly deductible items) appearing on the Company’s consolidated balance sheet except goodwill and similar intangible assets, less the Company’s consolidated current liabilities (subject to certain exceptions).

“funded debt” means all indebtedness for money borrowed by the Company and its consolidated subsidiaries maturing more than one year from the date of the Company’s most recent consolidated balance sheet or maturing less than one year but by its terms being renewable or extendible beyond one year from such date at the Company’s option.

“principal property” means any manufacturing plant or manufacturing facility, warehouse, office building or other operating facility located within the United States, and any equipment located in any such plant or facility (together with the land on which such plant or facility is erected and fixtures comprising a part of such plant or facility), owned or leased by the Company or by one or more of the Company’s restricted subsidiaries on or acquired or leased by the Company or by one or more of the Company’s restricted subsidiaries after September   , 2010, other than any such principal property that the Company’s Board of Directors declares not to be of material importance to the overall business that the Company and its restricted subsidiaries conduct, taken as a whole.

“restricted subsidiary” means:

•	any subsidiary other than an unrestricted subsidiary; and

•	any subsidiary which was an unrestricted subsidiary but which has been or is designated by the Company’s Board of Directors after the date of the indenture to be a restricted subsidiary.

“sale and leaseback transaction” means any sale or transfer of any principal property in full operation for more than 120 days prior to such sale or transfer if the sale or transfer is made with the intention of, or as part of an arrangement involving, the lease of such property to the Company or a restricted subsidiary (except a lease for a period not exceeding 36 months with the intention that the use of such property by the Company or such restricted subsidiary will be discontinued on or before the expiration of such period).

“secured debt” means indebtedness of the Company or a restricted subsidiary for borrowed money (other than the Company’s indebtedness to a restricted subsidiary, the indebtedness of a restricted subsidiary to the Company or the indebtedness of a restricted subsidiary to another restricted subsidiary) on which, by the terms of such indebtedness, interest is paid or payable, which:

•	is secured by a security interest in any principal property or in the stock or indebtedness of a restricted subsidiary; or

•	in the case of the Company’s indebtedness, is guaranteed by a restricted subsidiary.

“subsidiary” means any corporation of which the Company, directly or indirectly, owns voting securities entitling the Company to elect a majority of the directors.

“unrestricted subsidiary” means, in each case unless and until such subsidiary or subsidiaries shall have been designated to be a “restricted subsidiary”:

•	any subsidiary acquired or organized after the date of the indenture, provided that such subsidiary is not a successor, directly or indirectly, to any “restricted subsidiary”;

•	any subsidiary the principal business and assets of which are located outside the United States or its territories and possessions; and

•	any subsidiary substantially all of the assets of which consist of stock or other securities of a subsidiary or subsidiaries of the character described immediately above.

Concerning the Trustee

The Trustee has provided various services to the Company and its subsidiaries in the past and may do so in the future as a part of its regular business.

Book-Entry Procedures

DTC.  DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered global security will be issued with respect to the notes. See “Description of Debt Securities — Global Securities” in the accompanying prospectus for a description of DTC’s procedures with respect to global securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from countries that DTC’s participants, referred to herein as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to herein as indirect participants. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org. Information on or accessible through such websites is not part of, or incorporated by reference into, this prospectus.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, or the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to the notes documents. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on the date payable in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participant and not of DTC (or its nominee), the Company or its agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the notes; for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the beneficial owners of interests in the notes.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the Company or its agent. Under such circumstances, in the event that a successor depository is not obtained, certificates for the notes are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates for the notes will be issued and delivered to each person that DTC identifies as the beneficial owner of the notes represented by the global security surrendered by or on behalf of DTC. Neither the Company nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. The Company and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Clearstream.  Clearstream Banking, société anonyme (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the United States.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that the Company believes to be reliable, but the Company has not attempted to verify the accuracy of this information.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain United States federal income and certain estate tax considerations relating to the ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you purchased your outstanding notes upon their initial issuance at their initial offering price and that you held your outstanding notes, and you will hold your notes, as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	holders whose income exceeds certain thresholds and are subject to the 3.8% Medicare Tax on certain income;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you should consult your tax advisor regarding the tax consequences of the notes to you.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. A backup withholding tax (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or I.R.S., that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the I.R.S. on a timely basis.

Consequences to Non-U.S. Holders

Non-U.S. Holders

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	an estate the income of which is not subject to United States federal income taxation on a net income basis; or

•	a trust that (1) is either not subject to the supervision of a court within the United States or does not have any United States person with authority to control all substantial decisions of the trust and (2) does not have a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder of a note:

We generally will not be required to deduct United States withholding tax from payments of interest to you if:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2. you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership,

3. you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business, and

4. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the U.S. payor a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

•	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person is permitted to certify under U.S. Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an Internal Revenue Service Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment, or

•	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you on the notes may be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty or (2) a properly executed Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).

Generally, no deduction for any United States federal withholding tax will be made from any principal payments or from gain that you realize on the sale, exchange or other disposition of your note. In addition, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “— Income or Gain Effectively Connected with a U.S. Trade or Business” below. If you are described in clause (2), any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to U.S. federal income tax at the applicable net income tax rate (or lower applicable treaty rate), which may be offset by certain losses.

Further, generally, a note held by an individual who at death is not a citizen or resident of the United States should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade of business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed Internal Revenue Service Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade of business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup Withholding and Information Reporting

Generally, information returns will be filed with the United States Internal Revenue Service in connection with payments on the notes and proceeds from the sale or other disposition of the notes unless you are an exempt recipient. You may be subject to backup withholding tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and Internal Revenue Service regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the ERISA-related issues that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions to not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-United States plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-United States plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-United States plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the notes.

The notes may be acquired by a Plan or an entity whose underlying assets include the assets of a Plan or by a Governmental Plan, a Church Plan or a non-United States plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1) (a) it is not (i) a Plan, (ii) an entity whose underlying assets include the assets of a Plan, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-United States plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-United States plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, entities whose underlying assets include assets of a Plan, Governmental Plans, Church Plans or non-United States plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-United States plan.

UNDERWRITING

The Company intends to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement, which we refer to as the underwriting agreement, between the Company and the underwriters, the Company has agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from the Company, the principal amounts of the notes listed opposite their names below.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$
RBS Securities Inc.

Total	$

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of     % of the principal amount of the notes. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $      and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement) the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the other underwriter; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances that do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or that do not constitute an offer to the public within the meaning of that Ordinance; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

This offering and the notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended) (the “FIEL”), and the underwriters have agreed that they have not and will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has represented and agreed that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes have not been and will not be circulated or distributed, nor will the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Other Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and/or commercial and investment banking services for us, for which they received or will receive customary fees and expenses.

Certain of the underwriters or their affiliates are dealers and/or participants under our commercial paper programs and may receive a portion of the net proceeds of this offering as a result of their ownership of a portion of our outstanding commercial paper. If any such underwriter, its affiliates and/or associated persons, in the aggregate, receive 5% or more of the net proceeds of the offering, not including underwriting compensation, the offering will be conducted in accordance with the applicable requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. administered by the Financial Industry Regulatory Authority.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes. Certain legal matters relating to the offering of the notes will be passed upon for us by Mark E. Kimmel, Esq., our general counsel. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Linklaters LLP, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Harsco Corporation

Debt Securities

We intend to offer from time to time our debt securities. We may sell these securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer our securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “HSC” on that exchange. If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Prior to making a decision about investing in our securities, you should consider carefully any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed annual report on Form 10-K and other filings we may make from time to time with the Securities and Exchange Commission. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our” or “Harsco” or other similar terms mean Harsco Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus to the term the “Company” mean Harsco Corporation and any successor thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC’s website is www.sec.gov. Information contained on the SEC’s website is not part of this prospectus, and the reference to the SEC’s website does not constitute incorporation by reference into this prospectus of the information contained at that site.

Our Internet website address is www.harsco.com. Through this Internet website (found in the “Investor Relations” link), we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after these reports are electronically filed or furnished to the SEC. Information contained on or accessible through our website is not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering of securities described in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2009;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our current reports on Form 8-K, as filed with the SEC on March 1, 2010, May 3, 2010, July 6, 2010 and July 14, 2010.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

350 Poplar Church Road
Camp Hill, Pennsylvania 17011
Attention: General Counsel
(717) 763-7064

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the securities to be offered and sold by this prospectus and the applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices referred to above. Any statement made in this prospectus or the prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The nature of our business and the many countries in which we operate subject us to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. Some of the statements contained in this prospectus and the accompanying prospectus supplement or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about our management confidence and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, earnings and Economic Value Added (EVA®). These statements can be identified by the use of such terms as “may,” “could,” “expect,” “anticipate,” “intend,” “believe” or other comparable terms.

Factors that could cause results to differ include, but are not limited to: changes in the worldwide business environment in which we operate, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of stock and bond markets that could affect, among other things, the valuation of the assets in our pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; unforeseen business disruptions in one or more of the many countries in which we operate due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of our business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the integration of our strategic acquisitions; the amount and timing of repurchases of our common stock, if any; the ongoing global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; our ability to successfully implement cost-reduction initiatives; and other risk factors set forth in our most recently filed annual report on Form 10-K and other filings we may make from time to time with the SEC. See “Risk Factors” on page 2. We caution that these factors may not be exhaustive and that many of these factors are beyond our ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no duty to update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved.

OUR BUSINESS

Harsco is a diversified, multinational provider of market-leading industrial services and engineered products. Our operations fall into three reportable segments: Harsco Infrastructure, Harsco Metals and Harsco Rail (formerly included as a part of the “All Other” Category), plus an “All Other” Category labeled Harsco Minerals & Harsco Industrial.

The Company was incorporated as a Delaware corporation in 1956. Our executive offices are located at 350 Poplar Church Road, Camp Hill, Pennsylvania 17011. Our main telephone number is (717) 763-7064, and our Internet website address is www.harsco.com. Information contained on or accessible through our website is not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

RISK FACTORS

An investment in our securities involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider any risk factors contained in a prospectus supplement, as well as the risk factors set forth in our most recently filed annual report on Form 10-K under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement or other offering materials, we intend to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Pending any specific application, we may invest net proceeds in short-term marketable securities or apply them to the reduction of short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

Six Months Ended
June 30,	Year Ended December 31,
2010(1)	2009(1)	2008(1)	2007(1)	2006(2)	2005(2)

2.14	2.59	3.79	3.87	3.77	3.63

(1)	Does not include interest related to uncertain tax position obligations.

(2)	Pre-tax income from continuing operations (net of minority interest in net income) retrospectively revised to reflect the Gas Technologies business group as a discontinued operation. Portion of rentals revised to include recurring short-term rentals in the Harsco Infrastructure Segment.

“Fixed charges” represent interest expense, amortization of debt expense and any discount or premium related to indebtedness, capitalized interest and the portion of rental expense representing the interest factor for continuing and discontinued operations. “Earnings” represent the sum of pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity method investees, less interest capitalized and the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that the Company may offer from time to time under this prospectus. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement relating to the issuance of those securities. Those terms may vary from the terms described herein. Although the debt securities that the Company may offer include debt securities denominated in United States dollars, the Company also may choose to offer debt securities in any other currency, including the euro.

The debt securities will be governed by an indenture between the Company and a financial institution acting as the trustee. The trustee can enforce your rights against the Company if the Company defaults. There are some limitations on the extent to which the trustee acts on your behalf, as described under “— Events of Default — Remedies If an Event of Default Occurs.” Additionally, the trustee performs administrative duties for the Company.

Because this section is a summary, it does not describe every aspect of the debt securities that the Company may offer pursuant to this prospectus. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities and the indenture described in the related prospectus supplement, including definitions used in the indenture. The particular terms of the debt securities that the Company may offer under this prospectus and the indenture may vary from the terms described below.

General

The debt securities that the Company may offer under this prospectus will be issued under an indenture between the Company and Wells Fargo Bank, National Association, as trustee.

The indenture will be governed by New York law, without regard to conflicts of laws principles thereof. A copy of a form of the senior indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

The Company may offer the debt securities from time to time in as many distinct series as it may choose. All debt securities will be direct, unsecured obligations of the Company. Any senior debt securities that the Company offers under this prospectus will have the same rank as all of the Company’s other unsecured and unsubordinated debt. The indenture will not limit the amount of debt that the Company may issue under the indenture. The indenture also will not limit the amount of other unsecured debt or other securities that the Company or its subsidiaries may issue.

The Company’s primary sources of payment for its payment obligations under the debt securities will be revenues from its operations and investments and cash distributions from its subsidiaries. The Company’s subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on debt securities issued by the Company or to make funds available to the Company. The ability of the Company’s subsidiaries to pay dividends or make other payments or advances to the Company will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indenture does not restrict the Company’s subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to the Company.

To the extent that the Company must rely on cash from its subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all liabilities of the Company’s subsidiaries, including their trade payables. Accordingly, the Company’s subsidiaries may be required to pay all of their creditors in full before their assets are available to the Company. Even if the Company is recognized as a creditor of its subsidiaries, the Company’s claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

Other than the restrictions described below or any restrictions described in an applicable prospectus supplement, the indenture and the debt securities that the Company may offer under this prospectus will not contain any covenants or other provisions designed to protect holders of the debt securities if the Company participates in a highly leveraged transaction. Other than the restrictions described below or any restrictions described in an applicable prospectus supplement, the indenture and the debt securities that the Company may offer under this prospectus also will not contain provisions that give holders of the debt securities the right to require the Company to repurchase their debt securities if the Company’s credit ratings decline due to a takeover, recapitalization or similar restructuring or otherwise.

You should look in the applicable prospectus supplement for the following terms of the debt securities being offered:

•	the title of the debt securities;

•	if other than United States dollars, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend the maturity date or dates;

•	the annual rate or rates, if any, at which the debt securities will bear interest, including the method of calculating interest if a floating rate is used;

•	the date or dates from which the interest will accrue, the interest payment dates on which the interest will be payable or the manner of determination of the interest payment dates and the record dates for the determination of holders to whom interest is payable;

•	the place or places where principal, any premium and interest will be payable;

•	any redemption, repayment or sinking fund provision;

•	the application, if any, of defeasance provisions to the debt securities;

•	if other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity of the debt securities;

•	any obligation the Company may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, repurchase or repayment;

•	the form of debt securities, including whether the Company will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	if the amount of payments of principal of, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined;

•	any additional covenants applicable to the debt securities;

•	any additional events of default applicable to the debt securities;

•	the terms of subordination, if applicable;

•	the terms of conversion or exchange, if applicable;

•	any material provisions described in this prospectus that do not apply to the debt securities; and

•	any other material terms of the debt securities, including any additions to the terms described in this prospectus, and any terms which may be required by or advisable under applicable laws or regulations.

Debt securities bearing no interest or interest at a rate that is below the prevailing market rate may be sold at a discount below their stated principal amount. Special United States federal income tax and other special considerations applicable to any discounted debt securities, or to debt securities issued at face value which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the applicable prospectus supplement.

In addition to the debt securities that the Company may offer pursuant to this prospectus, the Company may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Restrictive Covenants

The Company will agree in the indenture to certain covenants for the benefit only of holders of the debt securities governed by the indenture. The covenants summarized below will apply to each series of debt securities issued pursuant to the indenture as long as any of those debt securities are outstanding, unless waived, amended or the prospectus supplement states otherwise.

Payment.  The Company will pay principal of and premium, if any, and interest on the debt securities at the place and time described in the debt securities. Unless otherwise provided in the applicable prospectus supplement, the Company will pay interest on any debt security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment.

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any debt security that remains unclaimed for two years after that amount has become due and payable will be paid to the Company at its request. After this occurs, the holder of that security must look only to the Company for payment of that amount and not to the trustee or paying agent.

Merger and Consolidation.  The Company will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that the Company may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if:

•	the Company is the continuing entity or the successor entity (if other than the Company) is organized and existing under the laws of the United States of America, a State thereof or the District of Columbia and the successor entity expressly assumes payment of the principal and interest on all the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company; and

•	there is no default under the indenture.

Upon such a succession, the Company will be relieved from any further obligations under the indenture.

Waiver of Certain Covenants.  Unless otherwise provided in an applicable prospectus supplement, the Company may, with respect to the debt securities of any series, omit to comply with any covenant provided in the terms of those debt securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding debt securities of that series waive such compliance in that instance or generally.

Events of Default

You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection. Unless described otherwise in an applicable prospectus supplement, the term “Event of Default” means any of the following with respect to an issue of debt securities offered under this prospectus:

•	the Company does not pay interest on an issue of debt securities within 30 days of the due date;

•	the Company does not pay the principal of, or premium, if any, on an issue of debt securities on the applicable due date;

•	the Company does not pay any sinking fund installment on an issue of debt securities within 30 days of the due date;

•	the Company remains in breach of any other covenant or warranty in the debt securities of such series or in the indenture for 90 days after it receives a notice of default stating that it is in breach, as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs.  Unless provided otherwise in an applicable prospectus supplement, if an Event of Default has occurred and continues with respect to an issue of debt securities, the trustee or the holders of not less than 25% in principal amount of the debt securities of the affected series, in accordance with the terms of the indenture, may declare the entire principal amount of all of the debt securities of the affected series to be due and immediately payable. This is called a “declaration of acceleration of maturity.” Under some circumstances, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of that series.

The trustee generally is not required to take any action under the indenture at the request of any holders unless one or more of the holders have provided to the trustee security or indemnity reasonably satisfactory to it.

If reasonable protection from expenses and liabilities is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee and to waive certain past defaults regarding the relevant series. The trustee may refuse to follow those directions in some circumstances.

If an Event of Default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of that series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request in writing that the trustee take action. Holders must also offer and give the trustee such security and indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action. The trustee may, but shall not be obligated to, take such action that affects the trustee’s own rights, duties or immunities under the indenture.

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

The Company will furnish every year to the trustee a written statement of certain of its officers certifying that, to their knowledge, the Company is in compliance with the indenture and the debt securities offered pursuant to the indenture, or else specifying any default.

An Event of Default regarding one series of debt securities issued under the indenture is not necessarily an Event of Default regarding any other series of debt securities.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

The following discussion of satisfaction and discharge, defeasance and covenant defeasance will be applicable to a series of debt securities only if the Company chooses to have them apply to that series. If the Company does so choose, it will state that in the applicable prospectus supplement.

Satisfaction and Discharge.  The indenture will be satisfied and discharged if:

•	the Company delivers to the trustee all debt securities then outstanding for cancellation; or

•	all debt securities not delivered to the trustee for cancellation have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and the Company deposits an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case the Company has paid all other sums payable under the indenture.

Defeasance and Covenant Defeasance.  The indenture provides, if such provision is made applicable to the debt securities of a series, that:

•	the Company may elect either:

•	to defease and be discharged from any and all obligations with respect to any debt security of such series (except for the obligations to register the transfer or exchange of such debt security, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from its obligations with respect to the restrictions described above under “— Restrictive Covenants” together with additional covenants that may be included for a particular series; and

•	the Events of Default described in the third, fourth and sixth bullets under “Events of Default,” shall not be Events of Default under the indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain United States government obligations and/or, in the case of debt securities denominated in United States dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates. Such amount must be deemed sufficient by a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee.

In the case of defeasance, the holders of such debt securities are entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, the Company has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance described above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

Modification and Waiver

The indenture contains provisions permitting the Company and the trustee to modify the indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities in regard to matters as will not adversely affect the interests of the holders of the debt securities in any material respects, including, without limitation, the following:

•	to evidence the succession of another corporation to the Company;

•	to add to the Company’s covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon the Company by the indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of the indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to add guarantors in respect of any series of debt securities or to release guarantors from their guarantees of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee; or

•	to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with another provision of the indenture or to make other amendments that do not adversely affect the interests of the holders of any series of debt securities in any material respect.

The Company and the trustee may otherwise modify the indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each debt security affected thereby:

•	extend the fixed maturity of any debt securities or any installment of interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require the Company to repurchase that security;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture;

•	modify the provisions of the indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described in this section, except to increase any percentage set forth in those provisions or to provide that other provisions of the indenture may not be modified without the consent of the holder of each debt security affected thereby;

•	change any obligation of the Company to maintain an office or agency;

•	change any obligation of the Company to pay additional amounts;

•	adversely affect the right of repayment or repurchase at the option of the holder; or

•	reduce or postpone any sinking fund or similar provision.

With respect to any vote of holders of a series of debt securities, the Company will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if the Company seeks to change the indenture or debt securities or requests a waiver.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers, which is referred to as holding in “Street Name,” generally will not be recognized by the Company as legal holders of debt securities. Instead, the Company would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in “Street Name,” you should check with your own institution to find out:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

The Company’s obligations, as well as the obligations of the trustee and those of any third parties employed by the Company or the trustee, run only to persons who are registered as holders of debt securities issued under the indenture. As noted above, the Company does not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once the Company makes payment to the registered holder, the Company has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

Global Securities.  A global security is a special type of indirectly held debt security as described above under “— ‘Street Name’ and Other Indirect Holders.” If the Company chooses to issue debt securities in the form of global securities, the ultimate beneficial owners can only hold the debt securities in “Street Name.” The Company would do this by requiring that the global security be registered in the name of a financial institution it selects and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a debt security issued in the form of a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether a series of debt securities will be issued only in the form of global securities and, if so, will describe the specific terms of the arrangement with the depositary.

Special Investor Considerations for Global Securities.  As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The Company does not recognize this type of investor as a holder of debt securities and instead deals only with the depositary that holds the global security.

An investor should be aware that if a series of debt securities is issued only in the form of global securities:

•	the investor cannot get debt securities of that series registered in his or her own name;

•	the investor cannot receive physical certificates for his or her interest in the debt securities of that series;

•	the investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the debt securities of that series and protection of his or her legal rights relating to the debt securities of that series, as described under “— ‘Street Name’ and Other Indirect Holders”;

•	the investor may not be able to sell interests in the debt securities of that series to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. The Company and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. The Company and the trustee also do not supervise the depositary in any way.

Special Situations When the Global Security Will be Terminated.  In a few special situations, a global security will terminate, and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of “Street Name” investors and direct holders in debt securities have been previously described in subsections entitled “— ‘Street Name’ and Other Indirect Holders” and “— Direct Holders.”

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and the Company does not appoint a successor depositary;

•	when an Event of Default on the series of debt securities has occurred and has not been cured; and

•	at any time if the Company decides to terminate a global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.

Form, Exchange, Registration and Transfer

Unless the Company informs you otherwise in an applicable prospectus supplement, the Company will issue the debt securities offered pursuant to this prospectus in registered form, without interest coupons, and only in denominations of $1,000 and multiples of $1,000. The Company will not charge a service charge for any registration of transfer or exchange of the debt securities offered pursuant to this prospectus. The Company may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the terms of the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent the Company designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

The Company will appoint the trustee under the indenture as security registrar for the debt securities issued under the indenture. If a prospectus supplement refers to any transfer agents initially designated by the Company, the Company may at any time rescind that designation or approve a change in the location through which any transfer agent acts. The Company is required to maintain an office or agency for transfers and exchanges in each place of payment with respect to debt securities it may offer under the indenture. The Company may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities offered under this prospectus, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

Pursuant to the terms of the indenture, each person in whose name the debt securities are registered agrees to indemnify the Company and the trustee against any and all liability that may result from the transfer, exchange or assignment of such person’s debt securities in violation of any provision of the indenture and/or applicable U.S. federal or state securities laws.

Payment and Paying Agents

Unless the Company informs you otherwise in the applicable prospectus supplement:

•	payments on a series of debt securities will be made in United States dollars by check mailed to the holder’s registered address or, with respect to global securities, by wire transfer;

•	the Company will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment; and

•	the trustee will be designated as the Company’s paying agent for payments on debt securities issued under the indenture. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to the Company upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date when the payment was due. After payment to the Company, holders entitled to the money must look to the Company for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

PLAN OF DISTRIBUTION

The Company may sell the offered securities in and outside the United States:

•	to or through underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the Company will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that the Company offers though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom the Company sells its securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that the Company offers.

If dealers are used in the sale of the securities, the Company will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

The Company may sell the securities directly to purchasers. In this case, no underwriters or agents would be involved. The Company may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

The Company may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the issuance of the securities offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

     % Senior Notes due

Joint Book-Running Managers

Citi

RBS

          , 2010